Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-251461

January 11, 2021

KUKE MUSIC LIMITED

Kuke Music Limited, or the Company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, on January 6, 2021, or Amendment No. 1, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details of this offering. You may get these documents and other documents the Company has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611, US Tiger Securities, Inc at 646-978-5196, and AMTD Global Markets Limited at 852-3163-3288. You may also access the Company’s most recent prospectus dated January 11, 2021, which is included in Amendment No. 2 to the Company’s registration statement on Form F-1, as filed with the SEC via EDGAR on January 11, 2021, or Amendment No. 2, by visiting EDGAR on the SEC website at https://www.sec.gov/Archives/edgar/data/1809158/000104746921000049/a2242780zf-1a.htm.

This free writing prospectus reflects the following revisions that were made in Amendment No. 2.

(1) Revise the dilution table on page 65 as follows:

	Ordinary Shares		Total		Average Price Per Ordinary	Average Price
	Number	Percent	Amount	Percent	Share	Per ADS
Existing shareholders	24,566,723	83.09%	65,549,146.00	54.38%	2.70	2.70
New investors	5,000,000	16.91%	55,000,000.00	45.62%	11.00	11.00
Total	29,566,723	100.00%	120,549,146.00	100.00%

(2) The following has been added after the last paragraph on page F-61 and after the third paragraph on page F-81.

In April 2020, the financial consultant was appointed as the Chief Financial Officer of the Group. The share options granted under the Share Option Agreement are still effective and the terms of the share options remain unchanged, except that the exercise price of the share options is now the higher of US$7.5 million and the offer price of the underlying shares the Company issued in its last round of financing prior to the Company’s IPO.